December 27, 2000

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of First Keystone Financial, Inc. The meeting will be held at the Towne House Restaurant located at 117 Veterans Square, Media, Pennsylvania, on Wednesday, January 24, 2001 at 2:00 p.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

          It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are for any reason unable to attend.

          Your continued support of and interest in First Keystone Financial, Inc. are sincerely appreciated.

Sincerely, /s/ Donald S. Guthrie Donald S. Guthrie President and Chief Executive Officer

FIRST KEYSTONE FINANCIAL, INC.
22 West State Street
Media, Pennsylvania 19063
(610) 565-6210
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 24, 2001
____________________

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of First Keystone Financial, Inc. (the "Company") will be held at the Towne House Restaurant located at 117 Veterans Square, Media, Pennsylvania, on Wednesday, January 24, 2001 at 2:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

  To elect two (2) directors for a four-year term or until their successors are elected and qualified;

  To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2001; and

  To transact such other business as properly may come before the meeting or any adjournment thereof. As of the date hereof, management is not aware of any other such business.

          The Board of Directors has fixed December 7, 2000 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Carol Walsh Carol Walsh Corporate Secretary

Media, Pennsylvania
December 27, 2000

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

FIRST KEYSTONE FINANCIAL INC.
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF STOCKHOLDERS

January 24, 2001

          This Proxy Statement is furnished to holders of common stock, $.01 par value per share (the "Common Stock"), of First Keystone Financial, Inc. (the "Company"), the holding company of First Keystone Federal Savings Bank (the "Bank"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Towne House Restaurant located at 117 Veterans Square, Media, Pennsylvania, on Wednesday, January 24, 2001 at 2:00 p.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about December 27, 2000.

          The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, then each proxy received will be voted FOR the nominees for director described herein, FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001 and upon the transaction of such other business as properly may come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Carol Walsh, Secretary, First Keystone Financial, Inc.); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING

          Only stockholders of record at the close of business on December 7, 2000 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 2,241,716 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. The two persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Under rules of the New York Stock Exchange, the proposal to ratify the appointment of auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR
AND EXECUTIVE OFFICERS

Election of Directors

          The Restated Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into four classes that are as equal in number as possible, and that members of each class of directors are to be elected for a term of four years. One class is to be elected annually. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

          No directors or executive officers of the Company are related to any other director or executive officer of the Company by blood, marriage or adoption except for Edmund Jones and Donald A. Purdy, who are brothers-in-law. All of the nominees currently serve as directors of the Company.

          Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, then the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

          The following tables present information concerning the nominees for director of the Company and each director whose term continues, including such person=s tenure as a director of the Bank.

Nominees for Director for Four-Year Term Expiring in 2005

Name William K. Betts Walter J. Lewicki	Age(1) 78 83

Principal Occupation During
   the Past Five Years

Director; retired; former Senior Vice President of Human Resources of the Bank from 1982 until 1986; served as President of Linwood Keystone Savings and Loan Association prior to its merger with the Bank in 1982.

Director; retired; formerly associated with the firm of Looker, Lees and Melcher, Inc., a commercial real estate management firm located in Media, Pennsylvania.

Director Since 1982 1982

The Board of Directors recommends that you vote FOR the election of the above nominees for director.

Members of the Board of Directors Continuing in Office

Directors Whose Terms Expire in 2002

Name Edward Calderoni	Age(1) 78	Principal Occupation During the Past Five Years Director; Associate-broker of Century 21-Alliance, a real estate firm located in Media, Pennsylvania.	Director Since 1982
Silvio F. D'Ignazio	81	Director; owner of the Towne House Restaurant in Media, Pennsylvania and the Nottingham Inn in Nottingham, Pennsylvania.	1976
Joan G. Taylor	71	Director; retired; former Executive Director of the Young Womens Christian Association (Y.W.C.A.) in Chester, Pennsylvania, until her retirement in 1991.	1976

Directors Whose Terms Expire in 2003

Name Donald S. Guthrie	Age(1) 65

Principal Occupation During
   the Past Five Years

Director and President and Chief Executive Officer of the Company, President and Chief Executive Officer of the Bank since 1993; previously a member of the law firm of Jones, Strohm, Crain & Guthrie, P.C., Media, Pennsylvania.

			Director Since 1994
Edmund Jones	82	Director; former Chairman of the Board from 1979 until 1993; member of the law firm of Jones, Strohm, Crain & Guthrie, P.C., Media, Pennsylvania	1947
Willard F. Letts	79	Director; President and principal shareholder of Eastern Flame Hardening Co., Eddystone, Pennsylvania, a ferrous metals heat treating business.	1982

Directors Whose Terms Expire in 2004

Name Olive J. Faulkner	Age(1) 78	Principal Occupation During the Past Five Years Director; retired; formerly served in various positions with the Bank, including Vice President and Corporate Secretary of the Bank from 1970 to 1988.	Director Since 1970
Donald A. Purdy	77	Chairman of the Board since 1993; served as President of the Bank from 1979 to 1990 and as President and Chief Executive Officer of the Bank from 1990 to 1993.	1970
Thomas M. Kelly	74	Director, Chief Financial Officer and Executive Vice President of the Company; has served as Chief Financial Officer of the Bank since 1991 and Executive Vice President since 1995; served as Senior Vice President from 1991 to 1995; former Senior Manager at Deloitte & Touche LLP.	1997

(1)   As of September 30, 2000.

Stockholder Nominations

          Article 6.F of the Company's Restated Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions set forth in such section. Stockholder nominations must be made pursuant to timely notice delivered in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting. No such notices were submitted to the Company's Secretary for consideration at this Annual Meeting.

          Each written notice of a stockholder nomination shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the person nominated thereby (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock that are beneficially owned by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Company stock that are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Committees and Meetings of the Board of the Company and Bank

          The Board of Directors of the Company meets on a monthly basis and may have additional special meetings upon the request of the President or a majority of the directors. During the fiscal year ended September 30, 2000, the Board of Directors of the Company met 13 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he or she served that were held during fiscal 2000. The Board of Directors of the Company has established the following committees:

          Internal Review Committee. The Internal Review Committee consists of Messrs. Calderoni, D'Ignazio, Lewicki and Purdy and Ms. Taylor. The Internal Review Committee reviews the records and affairs of the Company, meets with the Company's outsourced internal auditor, engages the Company's external auditors and reviews their reports. The members of the Internal Review Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.'s listing standards. The Internal Review Committee meets on an as needed basis and met four times in fiscal 2000. On May 24, 2000, the Board of Directors of the Company adopted an Audit Committee Charter in the form attached hereto as Appendix A.

          Nominating Committee. The Nominating Committee consists of Messrs. Calderoni and Jones and Ms. Taylor. The Nominating Committee, which is responsible for reviewing and nominating candidates to the Board, met one time during fiscal 2000.

          The Board of Directors of the Bank has established the following committees:

          Executive Committee. The Executive Committee consists of Messrs. Calderoni, D'Ignazio, Guthrie, Kelly, Jones, Letts and Purdy and Ms. Faulkner. The Executive Committee has authority to act on general Bank matters between Board meetings. The Executive Committee met 11 times during fiscal 2000.

          Compensation Committee. The Compensation Committee consists of Messrs. Calderoni, D'Ignazio and Letts. The Compensation Committee, which reviews overall compensation and benefits for the Bank's employees and senior officers and recommends compensation and benefits for the President, met once during fiscal 2000.

          Internal Review Committee. The Internal Review Committee consists of Messrs. Calderoni, D'Ignazio, Lewicki and Purdy and Ms. Taylor. The Internal Review Committee reviews the records and affairs of the Bank, meets with the Bank's outsourced internal auditor, engages the Bank's external auditors and reviews their reports. The Internal Review Committee met four times during fiscal 2000. On May 24, 2000, the Board of Directors of the Bank also adopted the Audit Committee Charter in the form attached hereto as Appendix A.

          In addition to the committees described above, the Bank also has established other committees which include members of the Board as well as senior management and which meet as required. These committees include, among others, the Asset/Liability Committee, the Loan Committee, the Community Investment Committee and the Asset Quality Review Committee.

Report of the Internal Review Committee

          The Internal Review Committee has reviewed and discussed the audited financial statements with management. In addition, in compliance with applicable provisions of the Audit Committee Charter, the Internal Review Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 "Communication with Audit Committees," as may be modified or supplemented. The Internal Review Committee has received the written disclosures and the letter from the independent accountants required by

Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant, the independent accountant=s independence. Based on the review and discussions referred to above in this report, the Internal Review Committee recommended to the Board of Directors that the audited financial statements be included in the Company=s Annual Report to Stockholders, which financial statements were incorporated into the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Commission.

Internal Review Committee

Edward Calderoni     Silvio F. D'Ignazio     Walter J. Lewicki     Donald A Purdy     Joan G. Taylor

Executive Officers Who Are Not Directors

          Set forth below is information with respect to the principal occupations during at least the last five years for the three executive officers of the Company and the Bank who do not serve as directors.

          Stephen J. Henderson. Mr. Henderson has been Senior Vice President and Chief Lending Officer since May 1991 and has been employed in various capacities at the Bank since 1971.

          Elizabeth M. Mulcahy. Ms. Mulcahy has served as Senior Vice President of Human Resources since 1991 and has been employed in various capacities at the Bank since 1964.

          Carol Walsh. Ms. Walsh has served as Corporate Secretary since August 1991 and has been employed in various capacities at the Bank since 1970.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of the Common Stock as of December 7, 2000, and certain other information with respect to (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which were known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company and the Bank as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of December 7, 2000(1)	Percent of Common Stock
First Keystone Financial, Inc. Employee Stock Ownership Plan Trust(2) 22 West State Street Media, Pennsylvania 19063	295,150	13.2%
Charles J. Moore The Banc Funds Company L.L.C 208 South LaSalle Street Chicago, Illinois 60604	213,000(3)	9.5
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	141,900	6.3
Dorset Management Corporation David M. Knott 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	146,000	6.5
Directors:
William K. Betts Edward Calderoni Silvio F. D'Ignazio Olive J. Faulkner Donald S. Guthrie Edmund Jones Thomas M. Kelly Willard F. Letts Walter J. Lewicki Donald A. Purdy Joan G. Taylor	18,631(4)(5)(6) 30,321(5)(6)(7) 71,836(5)(8) 29,148(5)(6) 93,139(9) 32,280(10) 53,857(11) 19,148(5)(6)(12) 19,148(5)(6)(12) 61,426(13) 11,148(5)(6)	* 1.3 3.2 1.3 4.1 1.4 2.4 * * 2.7 *
Executive Officers: Stephen J. Henderson Elizabeth M. Mulcahy Carol Walsh	73,572(14) 68,649(15) 24,409(16)	3.2 3.0 1.1
All directors and executive officers as a group (14 persons)	606,709(17)	24.4

(Footnotes on next page)

____________________

* Represents less than 1% of the outstanding shares of Common Stock.

  Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

  The First Keystone Financial, Inc. Employee Stock Ownership Plan Trust (the "Trust") was established pursuant to the First Keystone Financial, Inc. Employee Stock Ownership Plan (the "ESOP") by an agreement between the Company and Messrs. Calderoni, Jones and Purdy, who act as trustees of the plan (the "Trustees"). Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions and unallocated shares will be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the Trustees. Allocated shares for which participants do not provide the Trustees' instructions and allocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given. As of the Voting Record Date, 124,932 shares held in the Trust had been allocated to the accounts of participating employees including 30,172 shares beneficially owned by five executive officers.

  Reflects shares held by the Banc Fund III L.P. (23,665 shares), Bank Fund III Trust (72,535 shares), Banc Fund IV L.P. (26,770 shares) and Banc Fund IV Trust (90,030 shares). The general partner of Banc Fund III L.P. is MidBanc III L.P. ("MBIII") while the general partner of Bank Fund IV L.P. is MidBanc IV L.P. ("MBIV"). The general partner of MBIII is ChiCorp Management III, Inc. ("Management III") while the general partner of MBIV is ChiCorp Management IV, Inc. ("Management IV"). The sole stockholder of Management III and IV is The Banc Funds Company, L.L.P. ("TBFC") which is controlled by Charles J. Moore. The investment manager of Bank Fund III Trust and Bank IV Fund Trust is TBFC. Mr. Moore is manager of the investment decisions for each of Banc Fund III L.P., Bank Fund III Trust, Bank Fund IV and Bank Fund IV Trust and as such, has voting and dispositive authority over the shares held thereby.

  Includes 100 shares held jointly with spouse.

  Includes 128 shares granted pursuant to the 1995 Recognition and Retention Plan and Trust ("Recognition Plan") that may be voted by the director pending vesting and distribution.

  Includes 7,108 shares pursuant to the 1998 Stock Option Plan ("1998 Option Plan") and the 1995 Stock Option Plan ("1995 Option Plan") (collectively, the "Option Plans") that may be acquired within 60 days of the Voting Record Date.

  Includes 21,111 shares held jointly with spouse.

  Includes 20,000 shares held jointly with spouse and 4,796 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 10,399 shares held in the Bank's 401(k)/Profit-Sharing Plan ("401(k)Plan"), 8,524 shares allocated to Mr. Guthrie as a participant in the Company's ESOP and 39,070 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

(Footnotes continued on following page)

____________________

  Includes 5,000 shares owned by Mr. Jones' spouse, 4,742 shares granted pursuant to the Recognition Plan that may be voted pending vesting and distribution and 13,501 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 5,879 shares held in the Bank's 401(k) Plan, 7,512 shares allocated to Mr. Kelly as a participant in the Company's ESOP and 39,070 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 10,000 shares held jointly with spouse.

  Includes 5,530 shares held by Mr. Purdy's spouse and 14,317 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 5,558 shares allocated to Mr. Henderson as a participant in the Company's ESOP and 39,070 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 7,238 shares held in the Bank=s 401(k) Plan, 5,128 shares allocated to Ms. Mulcahy as a participant in the Company=s ESOP and 39,070 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 6,426 shares held in the Bank=s 401(k) Plan, 3,450 shares allocated to Ms. Walsh as a participant in the Company=s ESOP and 12,840 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

  Includes 30,172 shares allocated to executive officers pursuant to the ESOP, 5,638 shares granted pursuant to the Recognition Plan which may be voted by the grantees pending vesting and distribution and 244,382 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plans.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the three years ended September 30, 2000 to the President and Chief Executive Officer of the Bank and the other two officers of the Bank whose total annual cash compensation exceeded $100,000 during fiscal 2000. None of such officers, who also serve as executive officers of the Company, receive any compensation from the Company.
Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation			All Other Compensation
		Salary	Bonus	Other Annual Compensation(1)	Awards		Payouts
					Stock Grants(2)	Number of Options (3)	LTIP Payouts
Donald S. Guthrie President and Chief Executive Officer	2000 1999 1998	$207,000 $180,000 $159,231	$36,123 $27,477 $31,916	$ -- $ -- $ --	$ -- $ 1,213 $ --	-- 11,750 --	$ -- $ -- $ --	$53,856(4) $78,765(4) $75,026(4)
Thomas M. Kelly Executive Vice President and Chief Financial Officer	2000 1999 1998	$155,217 $134,000 $102,308	$26,349 $18,443 $21,102	$ -- $ -- $ --	$ -- $ 1,213 $ --	-- 11,750 --	$ -- $ -- $ --	$18,013(5) $29,207(5) $34,952(5)
Stephen J. Henderson Senior Vice President/Lending	2000 1999 1998	$ 98,412 $ 88,000 $ 81,789	$ 7,000 $ 6,500 $ 7,000	$ -- $ -- $ --	$ -- $ 1,213 $ --	-- 11,750 --	$ -- $ -- $ --	$14,322(6) $23,504(6) $22,117(6)

(Footnotes on following page)

____________________

  Does not include amounts attributable to miscellaneous personal benefits received by the named executive officers. In the opinion of management of the Company, the costs to the Bank of providing such benefits to such persons during the year ended September 30, 2000 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each individual.

  Represents the grant of 100 shares each to the named executive officers of restricted Common Stock pursuant to the Recognition Plan which were deemed to have the indicated value at the date of grant and which at September 30, 1999 had a fair market value of $1,256 with respect to each officer=s grant. The grants are fully vested.

  Consists of stock options granted pursuant to the Company=s 1998 Option Plan and the 1995 Option Plan. The options vest at the rate of 20% per year from the date of grant.

  Reflects contributions made by the Bank on Mr. Guthrie's behalf to the Bank's 401(k)/Profit-sharing Plan in fiscal years 2000 and 1998; also reflects in fiscal years 2000, 1999 and 1998, allocation of shares of Common Stock to Mr. Guthrie=s account in the ESOP with a fair market value as of the date of allocation of $16,726, $30,416 and $40,073, respectively. Also includes in each fiscal year presented the present value of the premiums paid as well as the term insurance premiums paid in each such period for split life insurance purchased by the Bank to supplement the retirement benefits to be received by Mr. Guthrie pursuant to the Bank=s retirement plans. See A- Benefits - Supplemental Retirement Benefits.@

  Reflects contributions made by the Bank on Mr. Kelly's behalf to the Bank's 401(k)/Profit-sharing Plan in fiscal years 2000 and 1998; also reflects in fiscal years 2000, 1999 and 1998, allocation of shares of Common Stock to Mr. Kelly=s account in the ESOP with a fair market value as of the date of allocation of $16,571, $29,207 and $33,606, respectively.

  Reflects contributions made by the Bank on Mr. Henderson=s behalf to the Bank=s 401(k)/Profit-sharing Plan in fiscal years 2000 and 1998; also reflects in fiscal years 2000, 1999 and 1998, allocation of shares of Common Stock to Mr. Henderson=s account in the ESOP with a fair market value as of the date of allocation of $13,409, $23,504 and $21,269, respectively.

  The following table discloses certain information regarding the options held at September 30, 2000 by the Chief Executive Officer and the other named executive officers. No options were exercised thereby during the year ended September 30, 2000.

	Number of Options at September 30, 2000		Value of Options at September 30, 2000
Name	Exercisable (1)	Unexercisable (1)	Exercisable(2)	Unexercisable(2)
Donald S. Guthrie Thomas M. Kelly Stephen J. Henderson	39,070 39,070 39,070	9,400 9,400 9,400	$100,980 $100,980 $100,980	-- -- B

__________________

  Reflects effect of two-for-one stock split effected in fiscal 1998 with respect to options granted prior to split.

  Based on a per share market price of $10.25 at September 29, 2000 (the last trading day in fiscal 2000). Except with respect to options to purchase 11,750 shares granted to each of such officers in fiscal 1999 with an exercise price of $12.125, the exercise price for all options reflected in the table is $7.50.

Directors' Compensation

          Board Fees. Directors of the Company received no compensation during fiscal 2000. During fiscal 2000, members of the Board of Directors of the Bank received $800 per meeting attended. Full-time officers who serve on the Board do not receive any fees for attending meetings of the Board or committees thereof. During fiscal 2000, the Chairman of the Board received an annual fee of $5,000 per annum. During fiscal 2000, members of the Board serving on the Bank=s Executive Committee, the Bank=s Loan Committee and the Bank= s Internal Review Committee received $200 per meeting attended, while members of the Board serving on other committees received $175 per meeting attended.

          Stock Options. Pursuant to the 1995 Option Plan each non-employee director of the Company was granted in July 1995 compensatory stock options to purchase 2,720 shares of Common Stock (except that each non-employee director who had served as a director of the Bank for more than 30 years was granted compensatory options to purchase 5,440 shares of Common Stock). In addition, compensatory options to purchase 340 shares of Common Stock were granted to each non-employee director (except that each non-employee director who has served as a director of the Bank for more than 30 years was granted compensatory options to purchase 680 shares of Common Stock) on each of the next two succeeding anniversary dates of the initial grant. Options granted to non-employee directors vest at the rate of 20% per year from the date of grant. The option grants discussed above do not reflect the effect of the two-for-one stock split effected in fiscal 1998. During fiscal 1999, each non-employee director was granted compensatory options to purchase 2,150 shares at $12.125 per share (the fair market value of the Common Stock on the date of grant) pursuant to the 1998 Option Plan. The options vest over a three year period. No stock options were granted in fiscal 2000.

          Restricted Stock Awards. Pursuant to the Recognition Plan, each non-employee director of the Company was granted, in July 1995, 816 shares of restricted Common Stock (except that each non-employee director who had served as a director of the Bank for more than 30 years was granted 1,632 shares of restricted Common Stock). In addition, 102 shares of restricted stock were granted to each non-employee director (except that each non-employee director who has served as a director of the Bank for more than 30 years was granted 204 shares of restricted stock) on each of the next two succeeding anniversary dates of the initial grant. The restricted stock granted pursuant to the Recognition Plan vests at the rate of 20% per year from the date of grant. The discussion above does not reflect the effect on such grants of the two-for-one stock split effected in fiscal 1998.

Employment and Severance Agreements

          The Company and the Bank (collectively the "Employers") entered into employment agreements with each of Messrs. Guthrie, Henderson and Kelly effective May 26, 1999. The Employers agreed to employ Messrs. Guthrie, Henderson and Kelly for a term of three years in their current respective positions. The term of each employment agreement shall be extended each year for a successive additional one-year period unless the Employers or the officer, not less than 30 days prior to the annual anniversary date, elect not to extend the employment term. The term of each employment agreement has been extended for an additional year.

          The employment agreements are terminable with or without cause by the Employers. The officers have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that (i) in the event that the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Messrs. Guthrie, Henderson and Kelly will be entitled to a cash severance amount equal to three times their base salary. In addition, Messrs. Guthrie, Henderson and Kelly will be entitled to a continuation of benefits similar to those they are receiving at the time of such termination for the remaining term of the agreement or until the officer obtains full-time employment with another employer, whichever occurs first.

          The Employers also entered into severance agreements with Mesdames Mulcahy and Walsh effective May 26, 1999. Under the terms of such severance agreements, the Employers have agreed that in the event that such officer's employment is terminated as a result of certain adverse actions that are taken with respect to the officer's employment following a Change in Control of the Company, as defined, such officer will be entitled to a cash severance amount equal to two times her base salary.

          Each of the employment and severance agreements with the Employers provides that if the payments and benefits to be provided thereunder, or otherwise upon termination of employment, are deemed to constitute a Aparachute payment@ within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the ACode@), then the executive officer would be reimbursed for any excise tax liability pursuant to Sections 280G and 4999 of the Code and for any additional income taxes imposed as a result of such reimbursement. Because the amount of the payments and benefits that could constitute a parachute payment is dependent upon the timing, price and structure of any change in control that may occur in the future, it is not possible at this time to quantify the severance benefits payable to the executive officers under the employment or severance agreements. Although the above-described employment and severance agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

          A change in control generally is defined in the employment and severance agreements to include any change in control of the Company or the Bank required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company=s outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

          Messrs. Guthrie's and Kelly's agreements provide that they will be entitled to the use of an automobile. In addition, in the event of Messrs. Guthrie's, Kelly=s or Henderson=s death during the term of their respective agreements, their estates will receive payments equal to the amount of compensation due for the remainder of the term of their agreements at their respective current salary at the time of their deaths. Mr. Guthrie=s employment agreement also provides for medical insurance coverage for he and his spouse until he reaches age 69 and that in the event of his death, his spouse shall be covered under the Bank's health insurance plan until age 69. Mr. Kelly=s employment agreement also provides medical insurance coverage under such plan during the term of his agreement for he and the members of his immediate family and for a period of five years following the termination of his agreement except if he is terminated for cause.

Benefits

          Deferred Compensation Arrangements. The Bank provides supplemental retirement benefits to Messrs. Betts, Jones and Purdy and Ms. Faulkner in recognition of their long service to the Bank. Under the terms of the Bank's amended arrangements with such persons, each person receives monthly payments, which payments commenced the first month subsequent to each such person's retirement. Under the current provisions, such payments will continue with respect to Messrs. Betts and Purdy and Ms. Faulkner until such persons reach age 80. Mr. Jones' payments initially were to continue until January 2000. At the end of fiscal 1998, Mr. Jones elected to defer receipt of any additional payments until November 2000. Upon commencement in November 2000, such payments will continue until April 2002. In addition, Mr. Purdy also chose to defer receipt of approximate one-half of his payments during fiscal 2000. In accordance with such arrangements, such persons received an aggregate of $54,000 during fiscal 2000.

          Supplemental Retirement Benefits. In July 1994, the Bank purchased a split dollar variable life insurance policy for the benefit of Mr. Guthrie in order to supplement the retirement benefits to be received by Mr. Guthrie pursuant to the Bank's SEP and the Profit-sharing Plan and the ESOP . Under the current arrangements with the Bank, upon Mr. Guthrie's retirement from the Bank after attaining age 69, Mr. Guthrie will receive an aggregate annual supplemental retirement benefit until his death, which is estimated to amount to approximately 70% of his salary. Although the expected benefits are to be paid from the cash value of the policy, there is no guarantee that the cash value of the policy will in fact produce such level of benefits. The insurance policy was issued in Mr. Guthrie's name, but the Bank has agreed to pay all premiums required. However, as a part of such agreement, Mr. Guthrie has assigned to the Bank his interest in the policy to the extent of the cash surrender value and death benefit thereof equal to the premiums paid. Upon Mr. Guthrie's death, any proceeds remaining after reimbursing the Bank for the total amount of premiums paid will be paid to Mr. Guthrie's beneficiary under the policy. During fiscal 2000, the Bank did not incur any net premium expense. The Bank also has entered into a similar arrangement with one other executive officer and has purchased a variable life insurance policy for such officer in connection therewith. The Bank also expects to enter into agreements during fiscal 2001 with Mr. Kelly and two other executive officers to provide similar benefits to those described above.

Report of the Board of Directors on Executive Compensation

          Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to its Chief Executive Officer and certain other executive officers of the Bank (since such persons do not receive separate compensation for service as officers of the Company). The disclosure requirements for the Chief Executive Officer and such other executive officers include the use of various tables as well as a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Board of Directors of the Bank has prepared the following report for inclusion in this proxy statement.

          The Compensation Committee annually reviews the performance of the Chief Executive Officer and other executive officers and approves changes to base compensation as well as the level of bonus, if any, to be awarded. With respect to all positions within the organization with the exception of the Chief Executive Officer, the Bank uses a formal quantitative system of job evaluation. In determining whether the base salary of the Chief Executive Officer should be increased, the Board of Directors takes into account individual performance, performance of the Bank, the size of the Bank and the complexity of its operations, and information regarding compensation paid to executives performing similar duties for financial institutions in the Bank=s market area.

          While the Compensation Committee does not use strict numerical formulas to determine changes in compensation for the Chief Executive Officer and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and income level, and return on tangible equity as factors in setting the compensation of the Chief Executive Officer. Other non-quantitative factors considered by the Compensation Committee in fiscal 2000 included general management oversight of the Bank, the quality of communication with the Board of Directors, and the productivity of employees. Finally, the Compensation Committee considers the Bank's standing with customers and the community, as evidenced by the level of customer/community complaints and compliments. While each of the quantitative and non-quantitative factors described above was considered by the Compensation Committee, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer. Rather, all factors were considered, and based upon the effectiveness of such officer in addressing each of the factors, and the range of compensation paid to officers of peer institutions, the Board of Directors approved the Compensation Committee=s recommendation to increase the base salary of the Chief Executive Officer to $230,000 for fiscal 2001.

Compensation Committee of the Bank

Edward Calderoni	Silvio F. D=Ignazio	Willard F. Letts

Performance Graph

          The following graph compares the cumulative total return on the Common Stock since September 1995 with (i) the yearly cumulative total return on the stocks included in the Russell 2000 Index; (ii) the yearly cumulative total return on the stocks included in the Nasdaq Bank Index; and (iii) the yearly cumulative total return on the stocks indexed in the S&P Bank Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

Index First Keystone Financial , Inc. (FKFS) Russell 2000 Index (RTY) Nasdaq Bank Index (BANK) S&P Bank Index (BIX)	9/30/95 100.00 100.00 100.00 100.00	9/30/96 114.13 113.46 118.66 128.39	9/30/97 202.88 148.64 195.56 193.58	9/30/98 174.13 119.09 178.78 175.15	9/30/99 163.75 139.96 173.76 185.57	9/30/00 138.38 170.77 183.65 196.19

          The graph represents $100 invested in Common Stock as of September 30, 1995 at $8.00 per share. Last year, the Company used the Nasdaq National Market Index as the broad equity market index. Upon further review, the Company determined this year to use the Russell 2000 Index because it believes such index is a more appropriate index since the companies included in it are similar in market capitalization to the Company. The Russell 2000 Index measures the performance of 2000 companies with modest market capitalizations. The average market capitalization of companies in the Russell 2000 Index was $526.4 million as of its latest reconstitution. The Nasdaq National Market Composite Index, which index has been substantially affected by the performance of technology and Internet stocks, had a total return for each of the periods reflected in the table above of 100.00, 118.15, 163.20, 164.41, 267.36 and 358.01, respectively.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

          Until November 1996, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 required that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank=s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

          Except as hereinafter indicated, all loans made by the Bank to its executive officers and directors are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

          In accordance with applicable regulations, the Bank extends residential first mortgage loans to its directors and executive officers secured by their primary residence pursuant to a benefit program that is widely available to employees of the Bank and does not give preference to any executive officer or director over other employees of the Bank. Under the terms of such loans, the interest is 1% below that charged on similar loans to non-employees and certain fees and charges are waived. Set forth in the following table is certain information relating to such preferential loans to executive officers and directors which were outstanding at September 30, 2000.

Name Donald S. Guthrie Elizabeth Mulcahy Carol Walsh	Year Loan Made 1997 1997 1997	Largest Amount of Indebtedness between October 1, 1999 and September 30, 2000 $98,227 $61,004 $67,956	Balance as of September 30, 2000 $88,805 $50,133 $61,702	Interest Rate 5.500% 5.625% 5.625%

          Mr. Edmund Jones, a director of the Bank, is a member of the law firm, Jones, Strohm, Crain & Guthrie, P.C., which serves as general counsel to the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("Commission"). Officers, directors and more than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms that they file.

          Based solely on its review of the copies of such forms received by it, the Company believes that during the year ended September 30, 2000 and with respect thereto, all filing requirements applicable to its officers and directors and more than 10% stockholders have been satisfied.

RATIFICATION OF APPOINTMENT OF AUDITORS

          The Board of Directors of the Company has appointed Deloitte & Touche LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending September 30, 2001, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

          The Company has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

          The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 30, 2001.

STOCKHOLDER PROPOSALS

          Any proposal that a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is anticipated to be held in January 2002, must be received at the principal executive offices of the Company, 22 West State Street, Media, Pennsylvania 19063, Attention: Carol Walsh, Corporate Secretary, no later than August 24, 2001. If such proposal complies with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

ANNUAL REPORTS

          A copy of the Company's Annual Report to Stockholders for the year ended September 30, 2000 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

          Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K for fiscal 2000 required to be filed under the Exchange Act. Such written requests should be directed to Thomas M. Kelly, Executive Vice President and Chief Financial Officer, First Keystone Financial, Inc., 22 West State Street, Media, Pennsylvania 19063. The Form 10-K is not part of the proxy solicitation materials.

OTHER MATTERS

          Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. As of the date hereof, management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

          The cost of the solicitation of proxies will be borne by the Company. The Company has retained Regan & Associates, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. Such firm will be paid a fee of $4,000 plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

          YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Appendix A

FIRST KEYSTONE FINANCIAL, INC.
FIRST KEYSTONE FEDERAL SAVINGS BANK
INTERNAL REVIEW COMMITTEE

AUDIT COMMITTEE CHARTER

The Internal Review Committee is a committee of the board of directors. This committee shall be composed of directors who are independent of management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. The primary function of the Internal Review Committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process. In addition, this committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In doing so, it is the responsibility of the Internal Review Committee to maintain free and open means of communication between the board of directors, the independent auditors, the internal auditor, and management.

In meeting its responsibilities, the Internal Review Committee is expected to:
    Meet three times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.
    Review and update the Committee=s charter annually.
    Confirm and assure the independence of the independent auditor and the objectivity of the internal auditor.
    Be responsible for the selection, evaluation and replacement of auditors, and that the auditors are accountable to the committee and the board of directors.
    Review the performance of the independent auditors and make recommendations to the Board of Directors regarding the appointment or termination of the independent auditors.
    Confer with the independent accountants and the internal auditor concerning the scope of their examinations of the books and records of the Company and its subsidiaries; review and approve the independent accountants= annual engagement letter; direct the special attention of the auditors to specific matters or areas deemed by the Committee or the internal auditors to be of special significance; and authorize the auditors to perform such supplemental reviews or audits as the Committee may deem desirable.

A-1

    Review with the independent auditors, the internal auditor and management, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review company policy statements to determine their adherence to the code of conduct.
    Review with the independent auditor and the internal auditor the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.
    Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.
    Review filings with the SEC and other published documents containing the company=s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements
    Consider and review with management, the internal auditor and the independent auditor: significant findings during the year, including the status of previous audit recommendations; any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information; and, any changes required in the planned scope of the internal audit plan.
    Receive prior to each meeting, a summary of findings from completed internal audits and progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.
    Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors= evaluation of the corporation=s financial, accounting, and auditing personnel, and cooperation that the independent auditors received during the course of the audit.
    Submit the minutes of all meetings of the Internal Review Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.
    Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that it is appropriate.

A-2

    Perform such other functions as assigned by law, the company=s charter or bylaws, or the board of directors.
    Notwithstanding anything to the contrary herein, comply with the provisions of Statement of Auditing Standards No. 61, as it may be amended subsequent to the date hereof, or any successors thereto.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

A-3

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCALBE PROXY FIRST KEYSTONE FINANCIAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST KEYSTONE FINANCIAL, INC. ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2001 AND AT ANY ADJOURNAMENT THEREOF.		1.	ELECTION OF DIRECTORS Nominees for four-year term:	FOR	WITH- HOLD	FOR ALL EXCEPT
				☐	☐	☐

     William K. Bettis and Walter J. Lewicki

INSTRUCTION: To withold authority to vote for any individual nominee, mark "For all Except" and write that nominee's name in the space provided below.

_______________________________________________________

   The undersigned, being a stockholder of the Company as of December 7, 2000, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Towne House Restaurant located at 117 Veterans Square, Media, Pennsylvania, on January 24, 2001 at 2:00 p.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as set forth herein.

		2.	PROPOSAL to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING	!	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE BOARD OF DIRECTORS' NOMINEES AND PROPOSAL 2.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for January 24, 2001, a Proxy Statement for the Annual Meeting and the Company's 2000 Annual Report to Stockholders prior to the signing of this Proxy.

Please be sure to sign and date this Proxy in the box below.	Date _____________________

________________________ Stockholder sign above	__________________________ co-holder (if any) sign above

é Detach above card, sign, date and mail in postage paid envelope provided. é FIRST KEYSTONE FINANCIAL, INC.

_______________________________________________________________________
  Please sign this Proxy exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

_______________________________________________________________________